As filed with the Securities and Exchange Commission on September 4, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO	POST EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-120108	Form S-8 Registration Statement No. 333-67784
POST EFFECTIVE AMENDMENT NO. 1 TO	POST EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-99473	Form S-8 Registration Statement No. 333-55260
POST EFFECTIVE AMENDMENT NO. 1 TO	POST EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-69504	Form S-8 Registration Statement No. 333-37648
UNDER THE SECURITIES ACT OF 1933
Universal Compression Holdings, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	13-3989167 (I.R.S. Employer Identification No.)

4444 Brittmoore Road Houston, Texas (Address of Principal Executive Offices)	77041 (Zip code)

Universal Compression Holdings, Inc. Incentive Stock Option Plan
Universal Compression Holdings, Inc. Restricted Stock Plan
Universal Compression, Inc. 401(k) Retirement and Savings Plan
Universal Compression, Inc. Employees’ Supplemental Savings Plan
Universal Compression Holdings, Inc. Employee Stock Purchase Plan
Universal Compression Holdings, Inc. Restricted Stock Plan For Executive Officers
Universal Compression Holdings, Inc. Directors’ Stock Plan
(Full title of the plan)

Donald C. Wayne
Senior Vice President, General Counsel and Secretary
Exterran Holdings, Inc.
4444 Brittmoore
Houston, Texas 77041
(Name and address of agent for service)
(713) 335-7000
(Telephone number, including area code, of agent for service)

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements of Universal Compression Holdings, Inc. (the “Registrant”).
     Registration Statement on Form S-8 (File No. 333-120108) pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable under the Registrant’s Incentive Stock Option Plan and 1,000,000 shares of the Registrant’s common stock issuable under the Registrant’s Restricted Stock Plan.
     Registration Statement on Form S-8 (File No. 333-99473) pertaining to the registration of 2,000,000 shares of the Registrant’s common stock issuable under the Registrant’s Incentive Stock Option Plan, 400,000 shares of the Registrant’s common stock issuable under the Universal Compression, Inc. 401(k) Retirement and Savings Plan and 20,000 shares of the Registrant’s common stock issuable under the Universal Compression, Inc. Employees’ Supplemental Savings Plan.
     Registration Statement on Form S-8 (File No. 333-69504) pertaining to the registration of 100,000 shares of the Registrant’s common stock issuable under the Universal Compression, Inc. 401(k) Retirement and Savings Plan.
     Registration Statement on Form S-8 (File No. 333-67784) pertaining to the registration of 250,000 shares of the Registrant’s common stock issuable under the Registrant’s Employee Stock Purchase Plan, 350,000 shares of the Registrant’s common stock issuable under the Registrant’s Restricted Stock Plan for Executive Officers and 15,000 shares of the Registrant’s common stock issuable under the Registrant’s Directors’ Stock Plan.
     Registration Statement on Form S-8 (File No. 333-55260) pertaining to the registration of 1,100,000 shares of the Registrant’s common stock issuable under the Registrant’s Incentive Stock Option Plan.
     Registration Statement on Form S-8 (File No. 333-37648) pertaining to the registration of 1,912,421 shares of the Registrant’s common stock issuable under the Registrant’s Incentive Stock Option Plan.
     The Registration Statements referred to above are collectively referred to as the “Registration Statements”; the Plans referred to above are collectively referred to as the “Plans.”
     On August 20, 2007, pursuant to an Agreement and Plan of Merger, dated as of February 5, 2007, as amended on June 25, 2007 (the “Merger Agreement”), by and among the Registrant, Exterran Holdings, Inc. (formerly known as Iliad Holdings, Inc.) (“Exterran”), Hanover Compressor Company, Ulysses Sub, Inc., a wholly owned subsidiary of Exterran, and Hector Sub, Inc., a wholly owned subsidiary of Exterran, Ulysses Sub, Inc. merged with and into the Registrant. As a result of this merger, the Registrant became a wholly owned subsidiary of Exterran. As provided in the Merger Agreement, each issued and outstanding share of the Registrant’s common stock was automatically converted into the right to receive one share of Exterran common stock. The Registrant subsequently merged with and into Exterran, with Exterran surviving that merger.
     In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock that remain unsold at the termination of the offering, the Registrant hereby deregisters any and all shares of common stock originally reserved for issuance under the Plans and registered under the Registration Statements listed above that remain unissued at the effective time of the mergers contemplated by the Merger Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Universal Compression Holdings, Inc. certifies that it has reasonable grounds to believe that all the requirements for filing on Form S-8 are met and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned thereunto duly authorized, in Houston, Texas on the 4th day of September 2007.

UNIVERSAL COMPRESSION HOLDINGS, INC.
By:	/s/ Donald C. Wayne
Donald C. Wayne
Senior Vice President, General Counsel and Secretary Exterran Holdings, Inc. (successor to Universal Compression Holdings, Inc.)

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